EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

INTEGRAL SYSTEMS ANNOUNCES RESULTS

FOR 2006 AND GUIDANCE FOR 2007

Company Has Its Best Year Ever

Integral Increases Cash Dividend Payment by 40%

Lanham, Md., December 11, 2006 — Integral Systems, Inc. (NASDAQ: ISYS) today reported its financial results for the fourth quarter of fiscal 2006. Revenues for the quarter were $27.7 million, up from $27.1 million in the fourth quarter of fiscal 2005—an increase of approximately 2%. Excluding a one-time, non-cash compensation charge related to the acceleration of stock option share vesting of approximately $1.2 million in fiscal 2005, operating income increased to $4.5 million for the current quarter, versus $3.5 million in the fourth quarter of fiscal 2005.

Net income increased to $3.0 million in the fourth quarter of fiscal 2006 compared to $2.2 million for the fourth quarter of fiscal year 2005 while earnings per share increased from $.20 per share to $.27 per share (all exclusive of the one-time compensation charge). Including the one-time compensation charge in the fourth quarter of 2005, net income increased by $1.8 million and earnings per share increased by $.16 per share for the fourth quarter of 2006.

For the fiscal year ended September 30, 2006 in its entirety, revenues increased to $116.5 million compared to $97.7 million last year. Operating income rose to $18.3 million from $11.0 million, while net income for fiscal year 2006 was $12.3 million, or $1.12 per share on a fully-diluted basis, compared to $7.3 million, or $0.69 per share, for fiscal year 2005 (exclusive of the one-time compensation charge). Fiscal year 2006 revenue, operating income, net income and earnings per share exceeded Company annual historic records (all previously from fiscal year 2005, exclusive of the one-time compensation charge) by 19%, 66%, 69% and 62%, respectively.

“I am quite pleased to post record financial results for the year and to also beat our twice upwardly revised full year guidance,” commented Pete Gaffney, Chief Executive Officer. “All operating segments were profitable and our latest acquisition, Lumistar, continues to be accretive to our earnings, contributing over $2 million in operating income in fiscal year 2006,” Gaffney continued.

Looking forward to fiscal year 2007 in its entirety, the Company is anticipating revenue, operating income, net income, and earnings per common share to increase by 13%, 6%, 10% and 9%, respectively, over fiscal year 2006, exclusive of legal fees related to the ongoing previously announced SEC and NASDAQ inquiries.

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“We are projecting another record setting year for the Company, although some recent procurement delays in the Air Force business in the last month have tempered our previously announced expectations for 2007,” commented Gaffney. “Even with the recent delays, we are projecting 15% growth in our Air Force business and we are still pursuing several additional large opportunities with the Air Force. Additionally, our subsidiaries continue to be very profitable with expected increases from Lumistar, Newpoint, and SAT in fiscal year 2007,” Gaffney stated.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $.07 per share, an increase of $.02 or 40% per share over the prior quarterly cash dividend payment. The dividend is scheduled to be paid on or about January 3, 2007 to all stockholders of record as of the close of business on December 18, 2006.

Mr. Gaffney will host a conference call Tuesday, December 12, 2006 at 11:00 a.m. Eastern Time (ET). Gaffney will discuss the earnings release and other Company business. To participate or listen to the call, dial 800-732-6092. A replay of the conference call can be heard December 12, 2006 from 12:30 p.m. ET through Thursday, December 14, 2006 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21311412.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS (Integrated Product Suite) product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 420 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Fiscal Year September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)
Revenue	$27,705,491	$27,079,942	$116,531,143	$97,724,835

Total Cost of Revenue	17,589,956	19,179,013	77,142,092	68,012,039

Gross Margin	10,115,535	7,900,929	39,389,051	29,712,796

Operating Expenses
Selling, General & Administrative (includes Stock Based Compensation costs of $450,583 and $1,184,538 for fiscal years 2006 and 2005 respectively)	4,649,156	4,348,479	16,355,730	14,616,825
Research and Development	482,024	543,297	2,631,593	2,415,147
Product Amortization	380,000	645,403	1,580,000	2,581,628
Intangible Asset Amortization	59,656	68,750	542,684	275,000

Total Operating Expenses	5,570,836	5,605,929	21,110,007	19,888,600

Income from Operations	4,544,699	2,295,000	18,279,044	9,824,196

Interest Income	560,194	332,008	1,875,953	1,150,879
Gain on sale of Marketable Securities	—	—	—	49,997
Other Income (Expense)	(392,392)	(107,893)	(733,858)	(637,341)

Income Before Income Taxes	4,712,501	2,519,115	19,421,139	10,387,731

Income Taxes	1,738,262	1,316,702	7,082,209	4,086,811

Net Income	$2,974,239	$1,202,413	$12,338,930	$6,300,920

Weighted Average Number of Common Shares Outstanding During Period	10,992,849	10,433,071	10,891,053	10,282,420

Earnings Per Share (Basic)	$0.27	$0.12	$1.13	$0.61

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	11,171,887	10,733,645	11,003,787	10,533,987

Earnings Per Share (Diluted)	$0.27	$0.11	$1.12	$0.60

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